Exhibit 10.05

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (as amended, supplemented or extended from time to time, this “Agreement”) is entered into as of May 10, 2005, between the The Edelman Financial Center, LLC, a Delaware limited liability company (the “Employer”), and Fredric M. Edelman (the “Employee”).

WITNESSETH

WHEREAS, pursuant to a Reorganization and Purchase Agreement dated as of May 10, 2005 (the “Purchase Agreement”), among the Employer, the Employee, Sanders Morris Harris Group Inc. (“SMH”), and The Edelman Financial Center, Inc. (“EFC”), SMH will purchase in three related transactions an initial 51% direct membership interest, and later, an additional 25% direct membership interest and an additional 24% indirect membership interest, in the Employer;

WHEREAS, it is a condition precedent to the obligation of SMH to consummate the transactions contemplated by the Purchase Agreement that the Employee enter into an employment agreement with the Employer in the form hereof;

WHEREAS, SMH and the Employer recognize the importance of the Employee to the Employer and to the Employer’s ability to obtain and maintain relationships with the clients of the Employer after giving effect to the transactions contemplated in the Purchase Agreement (the “Reorganization”);

WHEREAS, SMH and the Employer wish to be assured that the Employee will not compete with the Employer and its Affiliates during his period of employment and for five years thereafter or solicit any clients or customers of the Employer during such period and will not, by such competition or solicitation, damage the Employer’s goodwill among its clients and the general public;

WHEREAS, after giving effect to the Reorganization, Employee will have an indirect ownership interest in the Employer through his ownership of all of the used and outstanding capital stock of EFC (the “Equity Participation”);

WHEREAS, it is in the best interest of Employee, that SMH consummate the Reorganization; and

WHEREAS, Employee desires to accept employment on the terms of this Agreement and to induce SMH to consummate the Reorganization.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, including, without limitation, Employee’s Equity Participation, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.           Employment and Employment Period. (a) Position and Duties. (i) Subject to the terms and conditions of this Agreement, the Employer agrees to employ Employee, and Employee agrees to remain in the employ of the Employer, during the Employment Period referred to in Section 1(b);

(ii)           During the Employment Period, Employee will serve as the Employer’s Chief Executive Officer with respect to the business of the Employer in substantially the same capacity (including authority and duties) as Employee served with respect to the business of EFC immediately prior to the Initial Closing Date (as defined in the Purchase Agreement); provided, that (A) the authority of the Employee shall be subject to the authority of the Board of Managers as and to the extent set forth in the Limited Liability Company Agreement of the Employer, and (B) Employee shall have such other powers and perform such additional duties as may be assigned or delegated to Employee from time to time by the Board of Managers of the Employer (the “Board”), so long as such duties and authority are substantially consistent with the position of Chief Executive Officer of a company of similar size and nature;

(iii)          At all times during the Employment Period, Employee agrees to (A) perform all services related to Employee’s employment hereunder faithfully and diligently and to discharge the responsibilities thereof to the best of Employee’s ability, (B) devote full business time and attention and energies to the duties of Employee’s employment under this Agreement, and (C) use Employee’s best efforts to promote the business of the Employer. Notwithstanding the foregoing, Employee may continue to serve on any board of directors or trustees of any business corporation or any charitable organization which he currently serves, each set forth on Exhibit A attached hereto, and subject to the prior approval of the Board, which shall not be unreasonably withheld, Employee may accept appointment to serve on any board of directors or trustees of any business organization or any charitable organization, so long as, in each case, (x) such activities do not, individually or in the aggregate, conflict or materially interfere with the performance of Employee’s duties or obligations hereunder and (y) such business organization is not engaged in activities that compete with the business of the Employer or any of its Affiliates. In addition, Employee’s activities with respect to his and his family’s investments, the not-for-profit promotion of financial literacy and consumer education and public policy and political activities shall be permitted under the terms of this Agreement so long as, in each case, such activities do not, individually or in the aggregate, conflict or materially interfere with the performance of Employee’s duties or obligations hereunder and arc not competitive with the business of the Employer or any of its Affiliates.

(b)           Employment Period. The “Employment Period” shall begin on the Initial Closing Date and end on the fourth anniversary thereof, unless earlier terminated by the parties as provided in Section 4 hereof; provided, however, that commencing on the fourth anniversary of the Initial Closing Date and on each anniversary thereafter (each an “Extension Date”), the Employment Period shall be automatically extended for an additional one-year period, unless the Employer or Employee provides the other party hereto at least 60 days prior written notice before the next Extension Date that the Employment Period shall not be so extended.

(c)           Place of Employment. The Employer may require Employee to travel on business of the Employer to an extent substantially consistent with historical business travel obligations of Employee on behalf of the business of EFC prior to the Initial Closing Date. Except when engaged in travel on behalf of Employer or its Affiliates, Employee’s place of employment shall be within a ten (10) mile radius of Fair Oaks Mall in Fairfax, Virginia (except as otherwise mutually agreed).

(d)           Key Man Insurance. The Employer shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Employee for the direct benefit of the Employer, in such amounts as the Employer shall determine in its sole discretion. In connection therewith, Employee shall, at such time or times and at such place or places as the Employer may reasonably direct, submit to such physical examinations and execute and deliver such documents as the Employer may reasonably deem necessary or desirable to obtain such insurance; provided, that the Employer shall reimburse the Employee for any out-of-pocket expenses reasonably incurred by the Employee in connection therewith.

(e)           Effectiveness of Agreement. This Agreement shall constitute a binding agreement between the parties as of the date hereof; provided, however, that in the event the Purchase Agreement is terminated for any reason without the Initial Closing therein described having occurred, this Agreement shall be terminated without further obligation or liability on the part of any party hereto (other than with respect to any breaches of the terms of this Agreement occurring prior to the date of such termination of the Purchase Agreement, for which the party breaching this Agreement shall remain liable notwithstanding such termination of the Purchase Agreement and this Agreement).

2.           Compensation. (a) Salary. During the Employment Period, in consideration for the services to be rendered hereunder, and subject to the terms and conditions of this Agreement, the Employer hereby agrees to pay Employee, in accordance with its normal practices, a base salary at the rate of $600,000 per annum (the “Annual Base Salary”). All compensation shall be subject to all applicable tax withholding and similar requirements under applicable law.

(b)           Incentive Compensation. During the Employment Period, Employee will be eligible to participate in the bonus plan (the “Bonus Plan”) to be established on the Initial Closing Date in accordance with the Employer’s Limited Liability Agreement (the “Incentive Compensation”).

3.           Benefits. (a) Generally. During the Employment Period, Employee shall be eligible to participate in any medical, dental and life insurance plans or policies and any pension and retirement plans and any disability plans which the Employer may hereafter, in its sole and absolute discretion, make available to employees, but, subject to the penultimate sentence of this Section 3(a), Employer will not be required to establish any such program or plan. The Employee shall be entitled to such annual vacation and to such reimbursement of expenses, each in accordance with the Employer’s policies in effect from time to time with respect to employees. Such programs, plans and policies shall be in the aggregate at least substantially equivalent to the employee benefit programs, plans and policies maintained by EFC immediately prior to the Initial Closing Date and disclosed as such in EFC’s Disclosure Schedules delivered under the Purchase Agreement. Employee shall be entitled to receive perquisites that are consistent with those that are received by senior executives of SMH.

(b)           Payments to Representatives. In the event of Employee’s death or other inability to receive payments under this Agreement, payments which have accrued as of the date of death or other inability to receive payments shall be made to Employee’s estate, heirs or other representative as may be legally appropriate.

4.            Termination of Employment. (a) Termination for Cause. After the Initial Closing Date, this Agreement (and the Employment Period) may be terminated by the Employer for Cause (as defined below), provided, the Employer delivers written notice to the Employee specifying in reasonable detail the reasons therefor. The term “Cause” shall include any of the following:

(i)           conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof;

(ii)          conviction of an act involving embezzlement or fraud, or the intentional violation of securities law; or

(iii)         an intentional breach by Employee of any material provision of this Agreement; provided, that, for the first instance of any such breach of a provision of this Agreement other than any contained in Section 5 or 6 hereof, (A) Employee will be given written notice by the Employer and a period of 15 Business Days to cure and (B) if (1) Employee cures the action to the reasonable satisfaction of the Employer within such 15 Business Day time period, or (2) in the case of a breach which cannot be cured within the 15 Business Day cure period, Employee undertakes to cure the action in a manner and within a time period reasonably acceptable to the Employer and Employee so cures the action to the reasonable satisfaction of the Employer within such agreed time period, then the action contained in the notice shall not constitute “Cause” hereunder (it being understood and agreed that nothing contained in this Agreement shall require the Employer to give more than one notice and opportunity to cure under this Section 4(a)(iii) and in no event shall this notice and opportunity to cure apply to any breach of Section 5 or 6 of this Agreement); provided, further, that no act or failure to act on Employee’s part shall be deemed to be intentional if (x) taken (or failed to be taken) by Employee with the good faith belief that such action or inaction was in the best interest of the Employer, or (y) taken (or failed to be taken) at the direction of the Board or any employee to whom Employee reports. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Fairfax, Virginia are authorized or required by law to close.

(b)          Death or Permanent Disability of Employee. Employee’s employment hereunder shall terminate upon Employee’s death. In addition, after the Initial Closing Date the Employer shall have the right to terminate Employee’s employment hereunder upon 15 days’ written notice if and when Employee, by reason of injury, illness or similar cause (as determined by a licensed physician selected by Employee and approved by the Employer) is unable to, and fails to, perform his duties for a period of 180 consecutive days.

(c)           Termination Without Cause or Voluntary Resignation. Following the fourth anniversary of the Initial Closing Date, the Employer, by written notice to Employee, shall have the right to terminate Employee’s employment without Cause for any reason or for no reason, subject to Section 4(e) hereof. Employee, by 15 days’ written notice to the Employer delivered after the Initial Closing Date, shall have the right to terminate Employee’s employment for any reason or for no reason.

(d)          Termination for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) the failure of the Employer to pay or cause to be paid Employee’s Annual Base Salary or any amount earned under the Bonus Plan or Profit Sharing Plan, (ii) any diminution in the Employee’s title or substantial diminution in Employee’s authority or responsibilities from those described in Section 1(a) hereof, (iii) a material breach by the Employer of any other material obligations pursuant to this Agreement or of any material obligations pursuant to the Purchase Agreement; or (iv) the occurrence of a Change-in-Control (defined below); provided, that any of the events described in clauses (1) or (2) of this Section 4(d) shall constitute Good Reason only if the Employer fails to cure such event within 15 Business Days following the Employer’s receipt of written notice from Employee describing the event constituting Good Reason. As used in this Agreement, a “Change-in-Control” shall be considered to occur if and when:

(1)          the sale by SMH of more than 50% of the membership interests of the Employer, to any person (as such term is used in Section 13(d) of the Exchange Act) other than SMH or an employee benefit plan of SMH; or

(2)          the execution of definitive documents pertaining to the foregoing.

(e)          Compensation Upon Voluntary Resignation or Termination for Cause. If (i) Employee voluntarily resigns from employment with the Employer as described in the second sentence of Section 4(c), or (ii) the Employer terminates Employee’s employment for Cause, as described in Section 4(a), then the Employer will pay to Employee within 30 days following such termination of employment, (x) the unpaid salary and vacation earned by Employee before the date of such event as provided for in this Agreement (computed pro rata up to and including such date of such event), (y) any Incentive Compensation earned but unpaid as of the date of termination for any previously completed fiscal year, and (z) reimbursement for any unreimbursed business expenses incurred by the Employee prior to the date of termination (the “Accrued Obligations”). Such payment will be in lieu of any and all other compensation, benefits and claims of any kind, excepting only such additional amounts as may be provided for under the express terms of any applicable benefit plans or be required by law to be paid (which amounts will be paid in accordance with such terms or requirements, as the case may be).

(f)          Compensation for Termination without Cause or Termination for Good Reason. If the Employee’s employment with the Employer is terminated (i) without Cause as described in the first sentence of Section 4(c), or (ii) for Good Reason as described in Section 4(d), then (A) the Employer will pay to Employee a lump sum payment in cash within 30 days following such termination equal to (1) the Accrued Obligations, plus (2) an amount equal to (x) Employee’s Annual Base Salary in effect at the date of termination plus the average of the amount of Employee’s bonus earned during the last three fiscal years immediately preceeding such termination; multiplied by (z) the number of years (including partial years prorated on a daily basis) then remaining in the Employment Period; and (B) so long as Employee has not breached Employee’s covenants and obligations under Sections 5 and 6, the Employer will continue to provide Employee with the welfare benefits described in Section 3 for a period through the expiration of the Employment Period; provided, any such welfare benefit shall cease prior to the expiration of the Employment Period if the Employee commences receiving coverage from a subsequent employer under a comparable welfare benefit plan. The payment and continuation of benefits described above will be in lieu of any and all other compensation, benefits and claims of any kind, excepting only such additional amounts as may be provided for under the express terms of any applicable benefit plans or agreement, or be required by law to be paid (which amounts will be paid in accordance with such terms or requirements, as the case may be).

(g)          Compensation for Termination upon Death or Disability. If the Employee’s employment is terminated as a result of the Employee’s death or Disability as described in Section 4(b), then the Employer will pay the Employee (or Employee’s estate or representatives, as the case may be) within 30 days following such termination of employment, the Accrued Obligations and an amount equal to the bonus paid to him for the fiscal year immediately prior to the fiscal year in which such termination occurs prorated for the current fiscal year based on the number of full months elapsed.

5.            Confidential Information. (a) During the Employment Period, Employee will have access to, and become acquainted with, confidential proprietary information of the Employer (or its predecessors), including, without limitation, confidential or proprietary investment methodologies, trade secrets, proprietary or confidential plans, Client identities and relationships, compilations of information, Client lists, service providers, business operations or techniques, records, specifications, and data owned or used in the course of business by the Employer (or its predecessors) (collectively, “Confidential Information”). Employee shall not disclose any of the Confidential Information, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of Employee’s employment by the Employer. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Employer (or its predecessors), whether prepared by Employee or otherwise coming into Employee’s possession, will remain the exclusive property of the Employer, and if removed from the premises of the Employer will be immediately returned to the Employer upon any termination of Employee’s employment.

(b)          Employee agrees that any and all presently existing investment advisory businesses of the Employer (including, without limitation, its predecessors) and all businesses developed by the Employer, including by Employee or any other employee or agent of the Employer (including, without limitation, employees and agents of any of EFC as its predecessor), including, without limitation, all investment methodologies, all investment contracts, fees and fee schedules, commissions, records, data, Client lists, agreements, trade secrets, and any other incident of any business developed by the Employer (including, without limitation, its predecessors) or earned or carried on by the Employee for the Employer (or any predecessor), and all trade names, service marks and logos or any under which the Employer does business, and any combinations or variations thereof and all related logos, are and shall be, the exclusive property of the Employer for its sole use, and (where applicable) shall be, payable directly to the Employer. In addition, Employee acknowledges and agrees that the investment performance of the accounts managed by the Employer (and EFC as its predecessor) was attributable to the efforts of the team of professionals at the Employer (or EFC as predecessor thereto) and not to the efforts of any single individual, and that therefore, the performance records of the accounts managed by the Employer (and EFC as its predecessor) are and shall be the exclusive property of the Employer. Accordingly, at any time after the date hereof, subject to the other terms and conditions of this Section 5 and the terns and conditions of Section 6, Employee shall use the performance information of the Employer (or EFC as its predecessor), including, without limitation, the investment performance of any accounts or group of accounts for which Employee was a portfolio manager, only if Employee refrains from taking any credit, explicitly or implicitly, for the achievement of such performance or results (it being understood and agreed that nothing in this sentence shall be construed as relieving Employee from any of Employee’s covenants and obligations under this Section 5 and Section 6).

(c)          As used in this Section 5, (A) the term “Confidential Information” does not include information that (1) becomes or has been generally available to the public other than as a result of Employee’s disclosure in violation hereof; (ii) was available to Employee on a nonconfidential basis prior to its disclosure by the Employer (or its predecessors); (iii) is independently developed or becomes available to Employee on a nonconfidential basis from a source other than the Employer (or its predecessors); or (iv) is required by law to be disclosed or is reasonably necessary for Employee to defend himself or assert rights in a proceeding involving the Employer or its Affiliates; and (B) the term “Employer” includes any person directly or indirectly controlling or controlled by the Employer or under common control with the Employer.

6.            Agreement Not to Solicit or Compete Under Certain Circumstances. Employee agrees that until the ninth anniversary of the Initial Closing Date, he will not, anywhere in the United States, directly or indirectly, for his own account or the account of others (other than on behalf of the Employer and its Subsidiaries and controlled Affiliates):

(i)           engage in the securities brokerage, asset management or investment advisory businesses in competition with the Employer or any of its Subsidiaries or controlled Affiliates (the “Restricted Businesses”), unless expressly approved by SMH; for the avoidance of doubt, Employee’s activities with respect to his and his family’s investments, the promotion of financial literacy and consumer education and public policy and political activities shall be deemed not to be Restricted Businesses;

(ii)           solicit or accept assets for management or securities brokerage services from any client or customer of the Employer or its Subsidiaries or controlled Affiliates (or any person that was such a client or other customer during the one year period preceding such solicitation or acceptance, or who was offered such services in an individually targeted manner during the one year period preceding such solicitation or acceptance), or otherwise request or advise any client or customer of the Employer or any of its Subsidiaries or controlled Affiliates to reduce or cancel any of its business with such persons;

(iii)           induce or attempt to influence any employee of the Employer or any of its Subsidiaries or controlled Affiliates to terminate his or her employment with any such person; or

(iv)           employ any individuals employed by the Employer or any of its Subsidiaries or controlled Affiliates during the one year period preceding such commencement of employment.

7.             Miscellaneous.

(a)          Waivers. Any waiver of any terms or conditions or of the breach of any covenant, representation or warranty of this Agreement in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such terns, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or of any other provision hereof, provided, however, that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.

(b)          Modification. Except as otherwise provided in this Agreement, neither this Agreement nor any term hereof may be changed, amended, modified, waived, discharged or terminated except to the extent that the same is effected and evidenced by the written consent of the party against whom enforcement of such change or modification is sought and by written consent of SMH, which the parties acknowledge is an intended third party beneficiary of this Agreement.

(c)          Injunctive Relief. Employee acknowledges and agrees that it is fair and reasonable that he make the covenants and undertakings set forth in Sections 5 and 6 and has done so with the benefit of the advice of counsel. Furthermore, Employee agrees that any breach or attempted breach by him of the provisions of Section 5 or 6 of this Agreement will cause irreparable harm to the Employer for which monetary damages will not be an adequate remedy. Accordingly, the Employer and SMH shall be entitled to apply for and obtain injunctive relief (temporary, preliminary and permanent) in order to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the provisions of Section 5 or 6, without the requirement to post a bond or provide other security. Nothing herein shall be construed as a limitation or waiver of any other rights or remedies that may be available to the Employer for such breach or threatened breach. Employee further agrees that the subject matter and duration of the restrictions covered in Sections 5 and 6 are reasonable in light of the facts as they exist today.

(d)          Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia without regard to conflicts of law principles. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than a federal or state court located in the Commonwealth of Virginia. Each of the Parties submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the suit, action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(e)          Notices. (i) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:

If to Employee	Fredric M. Edelman
12450 Fair Lakes Circle Fairfax, Virginia 22033

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue New York, NY 10017 Attention: Robert D. Goldbaum Patrick J. Naughton

If to the Employer	The Edelman Financial Center, LLC
12450 Fair Lakes Circle Fairfax, Virginia 22033

With a copy to:	Sanders Morris Harris Group Inc.
600 Travis, Suite 3100 Houston, Texas 77002 Attention: Robert E. Garrison II

(ii)          All notices and other communications required or permitted under this Agreement which are addressed as provided in Section 8(e)(i), (A) if delivered personally against proper receipt shall be effective upon delivery and (B) if sent (1) by certified or registered mail with postage prepaid or (2) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective upon receipt. The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 8(e).

(f)          Entire Understanding; No Third Party Beneficiaries. This Agreement, represents the entire understanding of the Employer and Employee with respect to Employee’s employment with the Employer and Employee’s compensation therefor. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties hereto and SMH (which is a third party beneficiary of this Agreement) and their respective heirs, permitted representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. On and after the Initial Closing Date, this Agreement will supersede any and all other agreements, written or oral. Specifically, Employee acknowledges that no commitment has been made by the Employer to Employee with respect to any employment beyond the term of this Agreement (whether ending by lapse of time or earlier termination pursuant to its terms) or with respect to any benefit not expressly set forth in this Agreement or incorporated herein by reference.

(g)          Severability. If any of the provisions of Section 6 or any other provision of this Agreement are found by any court of competent jurisdiction (or legally empowered agency) to be in violation of applicable law or unenforceable for any reason whatsoever, then it is the intention of the parties that such provision or provisions be deemed to be automatically amended to the extent necessary to comply with applicable law and permit enforcement. If any of the provisions of Section 6 or any other provision of this Agreement shall be deemed by any court of competent jurisdiction (or legally empowered agency) to be wholly or partially invalid, such determination shall not affect the binding effect of the other provisions of Section 6 or of any of the other provisions of this Agreement.

(h)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i)           Plurals; Gender. Whenever used herein, any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations thereof will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the person referred to may require.

(j)           Headings; Interpretation. The various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. It is the intent of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

(k)          Assignment. Neither this Agreement, nor any rights or obligations hereunder, may be assigned by one party without the written consent of the other, except that this Agreement shall be binding upon and inure to the benefit of any successor or successors of the Employer, whether by merger, consolidation, sale of assets or otherwise, and reference herein to the Employer shall be deemed to include any such successor or successors.

(1)          Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement when used in this Agreement. In addition, for purposes of this Agreement,

(i)           an interest or position is “publicly traded” if the security underlying it is listed on a national securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934;

(ii)          a business that is “competitive with the business of the Employer” shall include, without limitation, a business that involves providing Investment Services with respect to investment products that are the same or similar to the investment products offered or reasonably contemplated to be offered by the Employer; and

(iii)          “Investment Services” shall mean any services which involve (A) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), or (B) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds).

(m)          Indemnification. During the Employment Period and thereafter, Employer shall indemnify Employee to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) in connection with any claim, action or proceeding (whether civil or criminal) against Employee as a result of Employee serving as an employee, officer or director of the Employer or in any capacity at the request of the Employer, in or with regard to any other entity, employee benefit plan or enterprise. This indemnification shall be in addition to, and not in lieu of, any other indemnification Employee shall be entitled to pursuant to any other agreement.

(n)          Legal Fees. The Company shall pay all legal fees and related expenses (including the cost of experts, evidence and counsel) incurred by Employee in connection with any and all disputes arising under this Agreement unless a court of competent jurisdiction has finally determined that the Company has prevailed in such dispute, in which case the Employee shall reimburse the Company for the payment of such fees.

(o)          Voiding of Agreement. If the Purchase Agreement is terminated in accordance with its terms, this Agreement and all the rights and obligations created hereunder shall be rendered void ab initio.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE EDELMAN FINANCIAL CENTER, LLC
By:
Name:
Title:

Fredric M. Edelman

[Signature Page for Employment Agreement of Fredric M. Edelman]